Exhibit 2(c)

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 25, 2026, is being entered into by and between Dillard’s, Inc., a Texas corporation (“Dillard’s”), and W.D. Company, Inc., an Arkansas corporation (the “Company”). Dillard’s and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Merger Agreement (as defined herein).

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of March 20, 2026 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, pursuant to Section 9.3 of the Merger Agreement, (i) the Parties desire to amend the Merger Agreement as specifically set forth in this Amendment and (ii) the Dillard’s Special Committee has approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendment to Section 6.9(a) of the Merger Agreement. The last two sentences of Section 6.9(a) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

“Dillard’s and the Company shall each pay fifty percent (50%) of the filing fee incurred in connection with the filing of the preliminary Proxy Statement in accordance with Rules 0-11(c)(1) and 0-11(c)(3) promulgated under the Exchange Act.”

2.Amendment to Section 7.1(d) of the Merger Agreement. Section 7.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“the Company and the Shareholders shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by the Company or the Shareholders on or prior to the Closing Date;”

3.Compliance with the Merger Agreement. The Parties acknowledge that this Amendment complies with the requirements to amend or modify the Merger Agreement, as stated in Section 9.3 of the Merger Agreement. The Merger Agreement, as amended hereby, is ratified and confirmed, and all other terms and conditions of the Merger Agreement not modified by this Amendment shall remain in full force and effect. All references to the Merger Agreement shall be considered to be references to the Merger Agreement as modified by this Amendment.
4.Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Section 6.4 (Publicity), Section 6.5 (Confidentiality) and Article IX (Miscellaneous) of the Merger Agreement and such provisions shall be incorporated herein, mutatis mutandis.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written above.

DILLARD’S, INC.

By: /s/ Phillip Watts

Name: Phillip Watts

Title:  Senior Vice President, Co-Principal Financial Officer and Principal Accounting Officer

W.D. COMPANY, INC.

By: /s/ Dean Worley

Name: Dean Worley

Title: Secretary

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger